As filed with the Securities and Exchange Commission on July 31, 2014
Securities Act File No. 333-194688

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 2

Voya Partners, Inc.

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Scottsdale, Suite 100, Arizona 85258-2034
(Address of Principal Executive Offices) (Zip Code)

1-800-262-3862
(Registrant’s Area Code and Telephone Number)

Huey P. Falgout, Jr.

Voya Investment Management

7337 East Doubletree Ranch Road

Scottsdale, AZ 85258

(Name and Address of Agent for Service)

With copies to:

Jeffrey S. Puretz, Esq.

Dechert LLP

1900 K Street, N.W.

Washington, DC 20006-2401

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class ADV, Class I, Class S, and Class S2 of VY Invesco Equity and Income Portfolio

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of VY MFS Total Return Portfolio, a series of Voya Investors Trust, with and into VY Invesco Equity and Income Portfolio, a series of Voya Partners, Inc., as required by Item 16(12) of Form N-14. Parts A and B of this Registration Statement are incorporated by reference to the Proxy Statement/Prospectus and Statement of Additional Information which were filed on EDGAR on May 2, 2014 (File No. 333-194688).

Voya Partners, Inc.

(“Registrant”)

PART C:

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Article Ninth, Section (d) of the Registrant’s Articles of Incorporation provides for indemnification of directors and officers. In addition, the Registrant’s officers and directors will be covered under a directors and officers errors and omissions liability insurance policy issued by ICI Mutual Insurance Company.

Reference is also made to Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland which provides generally that (1) a corporation may (but is not required to) indemnify its directors for judgments, fines and expenses in proceedings in which the director is named a party solely by reason of being a director, provided the director has not acted in bad faith, dishonestly or unlawfully, and provided further that the director has not received any “improper personal benefit”; and (2) that a corporation must (unless otherwise provided in the corporation's charter or articles of incorporation) indemnify a director if he or she is successful on the merits in defending a suit against him or her by reason of being a director. The statutory provisions are not exclusive; a corporation may provide greater indemnification rights than those provided by statute.

Section XI.B of the Amended and Restated Administrative Services Agreement, filed as exhibit (h1), to Post-Effective Amendment No. 42 to the Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference, provides for indemnification of the Administrator.

ITEM 16. EXHIBITS

1.	(a) Articles of Incorporation for Voya Partners, Inc. (formerly known as Portfolio Partners, Inc.) - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(b)         Articles of Amendment effective August 29, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 8 to Registrant’s Form N-1A Registration Statement on February 13, 2002 and incorporated herein by reference.

(c)         Articles of Amendment effective May 1, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 9 to Registrant’s Form N-1A Registration Statement on April 30, 2002 and incorporated herein by reference.

(d)         Articles of Amendment effective December 16, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(e)         Articles of Amendment effective May 1, 2003 - Filed as an Exhibit to Post-Effective Amendment No. 11 to Registrant’s Form N-1A Registration Statement on April 30, 2003 and incorporated herein by reference.

(f)          Articles of Amendment effective January 23, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 12 to Registrant’s Form N-1A Registration Statement on February 24, 2004 and incorporated herein by reference.

(g)         Articles of Amendment effective May 1, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 13 to Registrant’s Form N-1A Registration Statement on April 27, 2004 and incorporated herein by reference.

(h)         Articles of Amendment effective November 8, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(i)          Articles Supplementary to Articles of Incorporation effective August 20, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(j)          Articles Supplementary to Articles of Incorporation effective February 11, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 8 to Registrant’s Form N-1A Registration Statement on February 13, 2002 and incorporated herein by reference.

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(k)         Articles Supplementary to Articles of Incorporation effective January 17, 2003 - Filed as an Exhibit to Post-Effective Amendment No. 10 to Registrant’s Form N-1A Registration Statement on February 3, 2003 and incorporated herein by reference.

(l)          Articles Supplementary to Articles of Incorporation effective June 10, 2004 – Filed as an Exhibit to Post-Effective Amendment No. 14 to Registrant’s Form N-1A Registration Statement on July 2, 2004 and incorporated herein by reference.

(m)        Articles Supplementary to Articles of Incorporation effective November 1, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(n)         Articles of Amendment effective May 2, 2005 to Articles of Incorporation (name change) - Filed as an Exhibit to Post-Effective Amendment No. 20 to Registrant’s Form N-1A Registration Statement on April 1, 2005 and incorporated herein by reference.

(o)         Articles Supplementary dated August 8, 2005 to the Articles of Incorporation - Filed as an Exhibit to Post-Effective Amendment No. 23 to Registrant’s Form N-1A Registration Statement on August 12, 2005 and incorporated herein by reference.

(p)         Articles Supplementary dated November 23, 2005 to the Articles of Incorporation - Filed as an Exhibit to Post-Effective Amendment No. 25 to Registrant’s Form N-1A Registration Statement on December 6, 2005 and incorporated herein by reference.

(q)         Articles Supplementary dated January 31, 2006 to the Articles of Incorporation of ING Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No.28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(r)          Articles of Amendment, effective April 28, 2006 – Filed as an Exhibit to Post-Effective Amendment No. 28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(s)         Article of Amendment effective August 7, 2006 regarding ING MFS Capital Opportunities Portfolio name change – Filed as an Exhibit to Post-Effective Amendment No. 29 to Registrant’s Form N-1A Registration Statement on February 1, 2007 and incorporated herein by reference.

(t)          Articles of Amendment effective January 30, 2007 regarding the dissolution of ING Goldman Sachs Capital Growth Portfolio and ING Goldman Sachs Structured Equity Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 32 to Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

(u)         Articles Supplementary effective June 13, 2007 regarding Solution Growth and Income Portfolio and Solution Growth Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 33 to Registrant’s Form N-1A Registration Statement on June 28, 2007 and incorporated herein by reference.

(v)         Articles of Amendment effective August 20, 2007 regarding the name change of ING Davis Venture Value Portfolio – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(w)        Articles of Amendment effective November 29, 2007 regarding the dissolution of ING Fundamental Research Portfolio – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(x)         Articles Supplementary dated February 27, 2007 to the Articles of Incorporation of ING Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(y)         Articles Supplementary dated January 16, 2009 to the Articles of Incorporation of ING Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 41 to Registrant’s Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

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(z)         Articles Supplementary dated March 18, 2009 to the Articles of Incorporation of ING Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(aa)       Articles Supplementary dated April 1, 2009 regarding the name change of ING Columbia Small Cap Value II Portfolio – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(bb)      Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated June 22, 2009 – Filed as an exhibit to Post-Effective Amendment No. 47 to Registrant’s Form N-1A Registration Statement on December 3, 2009 and incorporated herein by reference.

(cc)       Articles of Amendment dated July 29, 2009 regarding the dissolution of ING American Century Large Company Value Portfolio and ING Neuberger Berman Partners Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(dd)      Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated March 19, 2010 regarding the creation of ING Solution Aggressive Growth Portfolio and ING Solution Conservative Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(ee)       Articles of Amendment effective April 30, 2010 regarding ING Legg Mason ClearBridge Aggressive Growth Portfolio name change – Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(ff)        Articles of Amendment effective September 8, 2011 regarding the dissolution of ING Baron Asset Portfolio and ING Fidelity® VIP Growth Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(gg)      Articles of Amendment effective January 21, 2011 regarding ING Oppenheimer Global Strategic Income Portfolio name change – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(hh)      Articles of Amendment effective February 17, 2011 regarding the dissolution of ING Legg Mason ClearBridge Aggressive Growth Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(ii)         Articles of Amendment effective April 29, 2011 regarding name change of ING Columbia Small Cap Value Portfolio, ING Van Kampen Comstock Portfolio, and ING Van Kampen Equity and Income Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(jj)         Articles Supplementary dated August 19, 2011 to the Articles of Incorporation of ING Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 54 to Registrant’s Form N-1A Registration Statement on September 27, 2011 and incorporated herein by reference.

(kk)       Articles of Amendment dated September 23, 2011 regarding the dissolution of Adviser Class’ shares of ING Pioneer High Yield Portfolio – Filed as an exhibit to Post-Effective Amendment No. 56 to Registrant’s Form N-1A Registration Statement on February 10, 2012 and incorporated herein by reference.

(ll)         Articles of Amendment dated January 27, 2012 regarding the dissolution of Service 2 Class shares of ING Global Bond Portfolio – Filed as an exhibit to Post-Effective Amendment No. 57 to Registrant’s Form N-1A Registration Statement on April 23, 2012 and incorporated herein by reference.

(mm)     Articles of Amendment dated April 16, 2012 regarding name change of ING Baron Small Cap Growth Portfolio – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

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(nn)      Articles of Amendment dated November 6, 2012 regarding name change of ING Thornburg Value Portfolio – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(oo)      Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated February 28, 2013 regarding the creation of ING Solution Aggressive Portfolio – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(pp)      Articles of Amendment dated April 22, 2013 regarding the dissolution of ING Growth and Income Core Portfolio and ING UBS U.S. Large Cap Equity Portfolio – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(qq)      Articles of Amendment dated April 23, 2013 regarding the name change of ING Davis New York Venture Portfolio, ING Invesco Van Kampen Comstock Portfolio, ING Invesco Van Kampen Equity and Income Portfolio, ING Solution Aggressive Growth Portfolio, ING Solution Growth Portfolio, and ING Solution Moderate Portfolio – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013, and incorporated herein by reference.

(rr)        Articles of Amendment dated June 7, 2013 regarding the dissolution of Class S2 shares of ING Fidelity VIP Contrafund Portfolio and ING Fidelity VIP Equity-Income Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(ss)       Articles of Amendment effective May 1, 2014 regarding the name change of ING PIMCO Total Return Portfolio to VY PIMCO Bond Portfolio, of ING Partners, Inc. to Voya Partners, Inc. and name changes for all ING Partners Portfolios– Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

2.	By-laws - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997, and incorporated herein by reference.

3.	Not Applicable.

4.	Agreement and Plan of Reorganization between VY MFS Total Return Portfolio, a series of Voya Investors Trust, and VY Invesco Equity and Income Portfolio, a series of Voya Partners, Inc. – Attached as Appendix A to the Proxy Statement/Prospectus.

5.	Instruments Defining Rights of Security Holders (set forth in the Articles of incorporation which are incorporated by reference) - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997, and incorporated herein by reference.

6.	(a) Investment Management Agreement dated May 7, 2013 between Voya Partners, Inc. (formerly, ING Partners, Inc.) and Directed Services LLC - Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amended Schedule A effective March 14, 2014 to the Investment Management Agreement dated May 7, 2013 between Voya Partners, Inc. and Directed Services LLC. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(ii)         Letter Agreement dated May 7, 2013 between Directed Services LLC and Voya Partners, Inc. regarding waiver of advisory fee for VY Templeton Foreign Equity Portfolio (when investing in Templeton Institutional Funds-Foreign Smaller Companies Series) – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(iii)        Letter agreement effective May 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding waiver of advisory fee and reduction of the investment management fee for Voya Global Bond Portfolio from May 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

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(iv)        Letter agreement effective January 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY American Century Small-Mid Cap Value Portfolio from January 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(v)         Letter agreement effective May 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY Columbia Small Cap Value II Portfolio from May 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(vi)        Letter agreement effective January 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY Invesco Comstock Portfolio for the period from January 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(vii)       Letter agreement effective May 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY T. Rowe Price Growth Equity Portfolio for the period from May 1, 2014, through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(viii)      Letter Agreement dated May 1, 2014 to reduce annual investment management fee for VY T. Rowe Price Growth Equity Portfolio for the period from May 1, 2014 through and including May 1, 2015 (reduction in excess of $500,000 all Voya funds managed by T. Rowe Price) – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(ix)        Letter agreement effective May 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY Columbia Contrarian Core Portfolio for the period from May 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(x)          Letter agreement effective March 14, 2014 between Directed Services LLC and Voya Partners, Inc. regarding waiver of a portion of the investment management fee for VY Invesco Equity and Income Portfolio for the period from March 14, 2014 through May 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(b)        Investment Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and T. Rowe Price Associates, Inc. - Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amended Appendix A, dated May 7, 2013, to Investment Sub-Advisory Agreement between Directed Services LLC and T. Rowe Price Associates, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(c)          Investment Sub-Advisory Agreement dated May 31, 2013 between Directed Services LLC and American Century Investment Management, Inc. - Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amendment dated January 1, 2014 to the Investment Sub-Advisory Agreement between Directed Services LLC and American Century Investment Management, Inc. - Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(ii)         Amended Appendix A, dated January 1, 2014, to the Investment Sub-Advisory Agreement between Directed Services LLC and American Century Investment Management, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(d)         Investment Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and BAMCO, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

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(i)        Appendix A dated May 7, 2013 to Investment Sub-Advisory Agreement between Directed Services LLC and BAMCO, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(e)         Investment Sub-Advisory Agreement, dated May 7, 2013, between Directed Services LLC and J.P. Morgan Investment Management, Inc. - Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Appendix A, dated May 7, 2013, to Investment Sub-Advisory Agreement between Directed Services LLC and J.P. Morgan Investment Management, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(f)         Investment Sub-Advisory Agreement, dated May 31, 2013, between Directed Services LLC and Pacific Investment Management Company LLC - Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Appendix A effective May 31, 2013 to the Investment Sub-Advisory Agreement between Directed Services LLC and Pacific Investment Management Company LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(g)        Investment Sub-Advisory Agreement effective May 7, 2013 between Directed Services LLC and INVESCO Advisers, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amendment, dated January 1, 2014, to the Investment Sub-Advisory Agreement between Directed Services LLC and INVESCO Advisers, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(ii)         Amended Appendix A effective January 1, 2014 to the Investment Sub-Advisory Agreement effective May 7, 2013 between Directed Services LLC and INVESCO Advisers, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(h)         Investment Sub-Advisory Agreement, dated May 7, 2013, between Directed Services LLC and OppenheimerFunds, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Schedule A effective May 7, 2013 to Investment Sub-Advisory Agreement between Directed Services LLC and Oppenheimer Funds, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)         Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and Pioneer Investment Management, Inc. - Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          First Amendment dated July 15, 2013 to the Sub-Advisory Agreement between Directed Services LLC and Pioneer Investment Management, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(ii)         Schedule A, dated May 7, 2013, to the Sub-Advisory Agreement between Directed Services LLC and Pioneer Investment Management, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(j)          Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and Templeton Investment Counsel, LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amended Schedule A dated May 7, 2013 to the Sub-Advisory Agreement dated May 7, 2013 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

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(k)         Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and Columbia Management Investment Advisers, LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Schedule A effective May 7, 2013 to the Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and Columbia Management Investment Advisers, LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(l)          Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and Voya Investment Management Co. LLC (formerly ING Investment Management Co. LLC) regarding Voya Global Bond Portfolio, certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amended Schedule A effective May 7, 2013 to the Sub-Advisory Agreement between Directed Services LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(m)        Sub-Advisory Agreement, dated April 30, 2013, between Directed Services LLC and Voya Investment Management Co. LLC certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amended Schedule A, effective April 30, 2013, to the Sub-Advisory Agreement between Directed Services LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(n)         Expense Limitation Agreement effective May 7, 2013, between Directed Services LLC and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amended Schedule A effective May 1, 2014 to the Expense Limitation Agreement effective May 7, 2013 between Directed Services LLC and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(o)         Expense Limitation Agreement regarding Voya Solution Portfolios, Voya Index Solution Portfolios and Voya Fidelity VIP Portfolios, effective May 7, 2013, between Directed Services LLC and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amended Schedule A effective May 31, 2013 to the Expense Limitation Agreement effective May 7, 2013, between Directed Services LLC and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(p)         Letter agreement effective May 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding expense limitation for Class ADV, Class I, Class S and Class S2 shares of VY Invesco Comstock Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(q)         Letter agreement effective January 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding expense limitation for Class ADV, Class I, Class S, and Class S2 shares of VY Columbia Contrarian Core Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(r)          Letter agreement effective May 1, 2014 between Directed Services LLC and Voya Partners, Inc. regarding expense limitation for VY Templeton Foreign Equity Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

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(s)         Letter Agreement, dated May 1, 2014, between Voya Investments Distributor, LLC (formerly, ING Investments Distributor, LLC) and Voya Partners, Inc. to waive a portion of the distribution fee for Service Class shares of VY Baron Growth Portfolio from May 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

7.	(a) Distribution Agreement dated May 7, 2013 between the Voya Partners, Inc. and Voya Investments Distributor, LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Schedule A effective May 7 2013, to the Distribution Agreement between Voya Partners, Inc. and Voya Investments Distributor, LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

8.	Not Applicable.

9.	(a) Custody Agreement dated January 6, 2003 between Voya Partners, Inc. and The Bank of New York Mellon- Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(i)          Amended Exhibit A effective February 28, 2014 to the Custody Agreement dated January 6, 2003 with The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(b)         Foreign Custody Manager Agreement dated January 6, 2003, with The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(i)          Amended Exhibit A effective February 28, 2014 to the Foreign Custody Manager Agreement dated January 6, 2003 with The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(ii)         Amended Schedule 2 effective June 4, 2008 to the Foreign Custody Manager Agreement dated January 6, 2003 with the Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(c)         Fund Accounting Agreement dated January 6, 2003, with The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(i)          Amended Exhibit A effective February 28, 2014 to the Fund Accounting Agreement dated January 6, 2003 with The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

10.	(a) Amended and Restated Plan of Distribution pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Adviser Class shares approved November 29, 2012 – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(b)         Amended and Restated Distribution Plan pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Service 2 Class shares approved on November 29, 2012 – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(i)          Letter Agreement, dated May 1, 2014, between Voya Investments Distributor, LLC and Voya Partners, Inc. regarding waiver of distribution fees for Class S2 shares of the Registrant for the period from May 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(ii)         Letter Agreement, dated May 1, 2013, between Voya Investments Distributor, LLC and Voya Partners, Inc. regarding waiver of distribution fees for Class S2 shares of Voya Solution Aggressive Portfolio for the

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period from May 1, 2013 through May 1, 2015 – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(iii)        Letter Agreement, dated May 1, 2014, between Voya Investments Distributor, LLC and Voya Partners, Inc. regarding waiver of distribution fees for Class S2 shares of VY Invesco Equity and Income Portfolio for the period from May 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(iv)        Letter Agreement, dated March 14, 2014, between Voya Investments Distributor, LLC and Voya Partners, Inc. to waive a portion of the distribution fee for Service 2 Class shares of VY Invesco Equity and Income Portfolio from March 14, 2014 through May 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(v)         Amended Schedule A last updated May 1, 2014 to the Amended and Restated Distribution Plan approved on November 29, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(c)         Amended and Restated Distribution Plan pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Class T shares approved November 29, 2012 – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(i)          Letter Agreement, dated May 1, 2014, between Voya Investments Distributor, LLC and Voya Partners, Inc. regarding waiver of distribution fees for Class T shares of the Registrant for the period from May 1, 2014 through May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(d)        Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Adviser Class Shares adopted November 29, 2012 – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(e)        Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service Class Shares adopted November 29, 2012 – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(f)         Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Class T Shares adopted November 29, 2012 – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(g)        Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service 2 Class shares adopted November 29, 2012 – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

 (i)          Amended Schedule A, last updated November 21, 2013, to the Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service 2 Class shares adopted November 29, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(h)        Third Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class System amended as of November 14, 2008 – Filed as an exhibit to Post-Effective Amendment No. 41 to Registrant’s Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

(i)          Amended Schedule A, effective May 1, 2013, to the Third Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class System – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

11.	Opinion and Consent of Counsel – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on March 19, 2014, and incorporated herein by reference.

12.	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.

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13.	(a) Amended and Restated Administrative Services Agreement entered into on November 19, 2003 as amended and restated on March 7, 2013 between Voya Partners, Inc. and Voya Funds Services, LLC (formerly, ING Funds Services, LLC) - Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(i)          Amended Schedule A and Amended Schedule B, effective May 1, 2013, to the Amended and Restated Administrative Services Agreement entered into on November 19, 2003 as amended and restated on March 7, 2013 between Voya Partners, Inc. and Voya Funds Services, LLC – Filed as an Exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014, and incorporated herein by reference.

(b)         License Agreement between Aetna and T. Rowe Price Associates, Inc. - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(c)         Transfer Agency Services Agreement dated February 25, 2009 by and between BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(i)          Amended Exhibit A, effective March 28, 2013, to the Transfer Agency Services Agreement between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(ii)         Amendment to Transfer Agency Services Agreement, effective February 8, 2011, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(d)         Securities Lending Agreement and Guaranty, dated August 7, 2003, between Voya Partners, Inc. and The Bank of New York Mellon - Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Registration Statement on December 6, 2005 and incorporated herein by reference.

(i)          Amended Exhibit A, effective March 28, 2013, to the Securities Lending Agreement and Guaranty dated August 7, 2003 between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(e)         Delegation Agreement - Filed as an Exhibit to Post-Effective Amendment No. 9 to Registrant's Form N-1A Registration Statement on April 30, 2002 and incorporated herein by reference.

(f)          Form of Participation Agreement, effective January 1, 2007, among ING Life Insurance and Annuity Company, ING USA Annuity and Life Insurance \ Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance \ Company of New York and Security Life of Denver Insurance Company and Voya Investments Distributor, LLC and Voya Investors Trust and Voya Partners, Inc.– Filed as an Exhibit to Post-Effective Amendment No. 32 to Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

(g)         Form of Shareholder Servicing Agreement between Voya Investors Trust and Voya Partners, Inc. and Voya Investments Distributor, LLC and ING Life Insurance Annuity Company, ING USA Annuity and Life Insurance Company, ReliaStar Life insurance Company, ReliaStar Life Insurance Company of New York and Security Life of Denver Insurance Company, for the Adviser Class Shares, Service Class Shares, Service 2 Class Shares and Class T shares, effective January 1, 2007 – Filed as an Exhibit to Post-Effective Amendment No. 32 to Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

(h)         Service Agreement between Directed Services LLC and Golden American Life Insurance Company effective July 13, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(i)          Service Agreement between Directed Services LLC and ReliaStar Life Insurance Company effective December 6, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

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(j)          Service Agreement between Directed Services LLC and ReliaStar Life Insurance Company of New York effective December 6, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(k)         Service Agreement between Directed Services LLC and Southland Life Insurance Company effective as of May 1, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(l)          Service Agreement between Directed Services LLC and Security Life of Denver Insurance Company effective May 1, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

14.	Consent of independent registered public accounting firm – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on March 19, 2014, and incorporated herein by reference.

15.	Not applicable.

16.	Powers of Attorney –Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on March 19, 2014, and incorporated herein by reference.

17.	Not applicable.

ITEM 17. UNDERTAKINGS

1.	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3.	The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the reorganization described in this registration statement that contains an opinion of counsel supporting the tax matters.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement under Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale and State of Arizona on the 31st day of July, 2014.

Voya Partners, Inc.

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Todd Modic*	Senior Vice President and Chief/Principal Financial Officer	July 31, 2014

John V. Boyer*	Director	July 31, 2014

Patricia W. Chadwick*	Director	July 31, 2014

Albert E. DePrince, Jr.*	Director	July 31, 2014

Peter S. Drotch*	Director	July 31, 2014

J. Michael Earley*	Director	July 31, 2014

Russell H. Jones*	Director	July 31, 2014

Patrick W. Kenny*	Director	July 31, 2014

Shaun P. Mathews*	Interested Director and President and Chief Executive Officer	July 31, 2014

Joseph E. Obermeyer*	Director	July 31, 2014

Sheryl K. Pressler*	Director	July 31, 2014

Colleen D. Baldwin*	Director	July 31, 2014

1

Roger B. Vincent*	Director	July 31, 2014

*By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
as Attorney-in-Fact**

**	Powers of Attorney for Todd Modic and each Director - Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on March 19, 2014, and incorporated herein by reference.

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EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences

1